Exhibit 99.1

DelMar Appoints Saiid Zarrabian to Full-Time President and CEO

VANCOUVER, British Columbia and MENLO PARK, Calif., May 22, 2018 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (the “Company”)(NASDAQ: DMPI) today announced that the board of directors (the “Board”) has appointed Saiid Zarrabian as the full-time President and Chief Executive Officer of the Company, effective immediately. Mr. Zarrabian had previously served as the Company’s interim President and Chief Executive Officer since November 2017 and prior to that as an independent board member since July 2017.

“Saiid has made significant contributions to DelMar, initially as an independent board member and, most recently, as DelMar’s interim President and CEO. We are pleased that he has agreed to further commit to the Company by taking on the full-time President and CEO role, effective immediately. His contributions have included a renewed focus on our two Phase 2 open label trials for MGMT-unmethylated glioblastoma multiforme, and enhanced fiscal responsibility while advancing our clinical programs in a timely and cost-effective fashion. The Board and I look forward to working with him to build on this momentum,” stated Dr. Erich Mohr, Chairman of the Board.

“I am excited to transition from my interim role at DelMar and to continue the clinical advancement of VAL-083, which has been validated in over 40 prior clinical trials indicating VAL-083’s potential to combat multiple devastating diseases for patients with limited alternatives. Although VAL-083 may have applicability to many other solid tumor indications with potentially significant future commercial opportunities, we intend to use a disciplined and stepped approach to investing our resources in pursuing such opportunities. Over the next year, we expect to achieve a number of clinical milestones for VAL-083, including data from the ongoing Phase 2 second-line recurrent GBM study at MD Anderson, as well as data from the international Phase 2 study in newly diagnosed GBM patients. We plan to use our current capital efficiently and to continue to drive the enrollment of our clinical studies in an effort to maximize value for our shareholders,” said Mr. Zarrabian.

Mr. Zarrabian is a successful veteran of the biotechnology industry.  He previously served as chairman of the board of directors at La Jolla Pharmaceutical Company during the company's transition from being an OTC listed company to a Nasdaq traded company. He also served as president of the Protein Production Division of Intrexon Corporation, a synthetic biology company.  Prior to that, he served as chief executive officer and a member of the board of directors of Cyntellect, Inc., a stem cell processing and visualization instrumentation company until it was acquired in 2012.  He served as president and chief operating officer of Senomyx, Inc., a company focused on discovery and commercialization of new flavor ingredients, and as chief operating officer of Pharmacopeia, Inc., a former publicly-traded provider of combinatorial chemistry discovery services and compounds, where he also served as president and chief operating officer of its MSI Division. In addition, Mr. Zarrabian has served on numerous private and public company boards, including at Immune Therapeutics, Inc., Exemplar Pharma, LLC, Ambit Biosciences Corporation, eMolecules, Inc. and Penwest Pharmaceuticals Co. Currently, he is serving as an advisor to Redline Capital Partners, S.A., a Luxemburg-based investment firm.

About DelMar Pharmaceuticals, Inc.

DelMar Pharmaceuticals is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or unable to tolerate, standard of care treatments.

The Company’s current pipeline is based around VAL-083, a "first-in-class," small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on DelMar’s internal research programs and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 across multiple oncology indications to solve significant unmet medical needs.

VAL-083 is also being studied in two collaborator-supported, biomarker-driven, Phase 2 clinical trials for MGMT-unmethylated glioblastoma multiforme (GBM). Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. Further information on DelMar’s clinical trials can be found on clinicaltrials.gov:

https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For further information, please visit http://delmarpharma.com/; or contact DelMar

Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

Connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including, the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

###